Exhibit 99.1

Summary of Executive Officer Compensation (as of March 8, 2013)

The following is a summary of the compensation of the executive officers of Adept Technology, Inc. (the “Company”) in effect as of the date of filing of this Current Report on Form 8-K.

Current Executive Officers	Annual Base Salary		Fiscal 2013 Incentive Compensation	Other Annual Compensation (4)
Robert Cain President and Chief Executive Officer		$250,000	(1)(2)	Health care coverage; long-term disability and group term life insurances

Michael Schradle Senior Vice President of Finance and Chief Financial Officer		$220,000	(1)	Health care coverage; long-term disability and group term life insurance

Joachim Melis Vice President, Business Development and Managing Director of Europe	EUR	170,000	(3)	Car allowance

(1)	Potential cash bonus payments made pursuant to participation in, and subject to terms of, the Fiscal 2013 Management Incentive Plan.
(2)
Cash bonus payable based upon specified individual performance objectives to be achieved during the measurement period which could result in potential cash payment of up to $50,000. The performance objectives, measurement period and payment date for this bonus are being determined.

(3)
Quarterly cash commission based upon the cumulative global core robotic product revenue (excluding service and mobile robot product revenue) during the third and fourth fiscal quarters, which could result in potential quarterly cash payments of up to $44,000 or more in the second half of fiscal 2013.

(4)
Other benefits to be provided by the Company to the identified executive officer. Equity awards have been granted to the executive officers pursuant to option agreements and restricted stock agreements, the forms of which have been approved by the Compensation Committee or its Independent Director Compensation Subcommittee and have been or will be filed with the Securities and Exchange Commission.